SUB-LICENSE AGREEMENT

         AGREEMENT made and entered into as of the 1st day of July, 1980, by and between INSITUFORM OF NORTH AMERICA, INC., a corporation organized and existing under the laws of the State of Delaware, hereinafter referred to as "North America" and Insituform East, Inc. of Hyattsville, a Delaware corporation, having a principal place of business at 6525 Belcrest Road, Hyattsville, Maryland, hereinafter referred to as "Operator";

                                   WITNESSETH:

         WHEREAS, North America has valuable experience in the practice of certain inventions, know-how and techniques comprising the subject matter of this Agreement and possesses valuable information with respect thereto;

         WHEREAS, North America is the exclusive licensee of INSITUFORM INTERNATIONAL, INC., a corporation organized and existing under the laws of the Netherland Antilles having a principal place of business at P.O. Box 840, Curacao, Netherland, Antilles, hereinafter referred to as "International", throughout the United States of America except California, of certain know-how, patent rights and inventions relating to methods, apparatus and materials used in the lining of sewers, tunnels, pipelines and other passageways by impregnating an absorbent layer with a synthetic resin, and retaining such layer in place in such passageway while the layer cures or is cured and any improvements thereon, and

         WHEREAS, Operator is desirous of gaining knowledge of such inventions, know-how, techniques, and information and an exclusive right and license within and throughout the territory listed on Schedule A herein to use the same together with any and all patent rights and copyrights relating thereto under which North America has or obtains the right to grant licenses therein;

         NOW,   THEREFORE,   in   consideration  of  the  mutual  covenants  and
undertakings set forth herein, the parties hereto agree, as follows:

         I.       DEFINITIONS.  As employed herein:

         A. "Territory" shall mean that geographical area set forth on Schedule A within which Operator may exploit the various inventions, know-how, patent rights, techniques and information granted herein.

         B. "Subject Matter" shall mean and include all methods, apparatus and materials used in the lining of sewers, tunnels, pipelines, and other passageways excepting those used to carry aromatic hydrocarbons in a gaseous state by impregnating an absorbent layer with a synthetic resin, and retaining such layer in place in such passageway while the layer cures or is cured.

         C. "Know-how" shall mean and include all technological information, ideas and techniques relating to the Subject Matter now owned or subsequently acquired by North America or which North America subsequently acquires the right to communicate to its licensees within the United States of America except
California except any information, ideas or techniques which are common knowledge to the industry or which are readily available from sources other than North America.

         D. "Patent Rights" shall mean and include the patents and patent applications designated in Schedule B attached hereto and made a part hereof together with any and all other patents and patent applications relating to the Subject Matter in the Territory under which North America has, or hereafter acquires, the right to license others.

         E. "Copyrights" shall mean and include any and all copyrights at common and/or statutory law within the Territory which relate to plans, brochures, instructions or other means of expression having to do with the Subject Matter including photographs, diagrams and other visual presentations, or useful in connection with the commercialization thereof, which North America has, or hereafter acquires, the right to license others.

         F. "Materials" shall mean and include any and all compositions, products, components and other materials, whether patented or unpatented, for use in the practice of the Subject Matter. Such Materials shall include by way of illustration but not of limitation, the resin absorbent material, the impervious sheet material, the thermosetting resin and any and all other materials which go into the lining of passageways or the like in accordance with the Patent Rights except for such fuels as may be required for energy purposes.

         G. "Apparatus" shall mean and include but not be limited to any and all tools, equipment, instruments, machines, and devices, whether patented or unpatented, for use in the practice of the Subject Matter.

         H. "Royalty" shall mean an amount payable by Operator to North America equivalent to 8% of the gross contract price of all contracts performed by Operator utilizing the Subject Matter as further defined herein.

         II.  GRANT.   North  America  hereby  grants   Operator  an  exclusive,
non-transferable right and license within and throughout the Territory:

         A. To utilize the Know-how, to practice the inventions of the Patent Rights relating to the Subject Matter, and to sell the resultant product; however, the Subject Matter may not be used to line tunnels, pipelines and passageways carrying aromatic hydrocarbons in the gaseous state;

         B. To use any and all Copyrights, if there are any, as an adjunct to the practice of such methods and the commercialization thereof; and

         C. To use and display "Insituform" as a trademark in connection with each and every aspect of the exploitation of the Process including but not limited to all materials, apparatus and products sold hereunder purchased from North America or a source recommended and approved by North America, all equipment, letterheads, invoices, advertising signs of all types and printed material shall bear appropriate insignia acknowledging such products, material or equipment as under exclusive license from Insituform of North America, Inc.

         D. The Operator hereby acknowledges that the Subject Matter is a new, specialized and highly technological process and the exploitation thereof throughout the United States will best be served by the grant of exclusive licenses to carefully selected Operators for various defined Territories in the United States.

         E. It is specifically understood and agreed that the grant of this exclusive license for the Territory is based upon the size and ability of the Operator to exploit the demand for the Subject Matter within the Territory and the nature and scope of the Territory has been determined accordingly. The Operator further understands and agrees that North America retains the right to grant exclusive Licenses to other Operators in other defined Territories; and

         F. It is mutually anticipated that Operator will exploit the Subject Matter in the Territory for the benefit of the Community involved. If however, the Operator should seek to exploit the Subject Matter outside of his exclusive Territory and in an area where an exclusive license has already been granted, he shall pay the exclusive licensee of such Territory a royalty of 8% of the gross contract price of all installations utilizing the Subject Matter in such areas in addition to the normal royalty payable to North America as set forth in Paragraph IX herein. The Operator performing the work must also ensure that satisfactory arrangements are made to provide a full and complete after-sales service for the job involved; and

         G. North America is granting exclusive licenses for the exploitation of the Insituform process in certain defined Territories, however, it reserves the right to vary or otherwise modify the nature and scope of subsequent licenses granted to subsequent licensees to accommodate specific territories and population considerations and other factors.

         H. In connection with his exploitation of the exclusive license granted herein, Operator understands the importance of his after sales responsibilities and agrees to provide prompt and efficient service to all those whether within or outside of his Territory, for whom it has performed any functions utilizing the practice of the Subject Matter.

         III. ADEQUACY OF CONSIDERATION. It is specifically understood and agreed that the exclusive licenses defined in Paragraph II above relating to the specific territory set forth on Schedule A, and the Royalty defined in Paragraph IX shall be deemed adequate consideration for this Agreement.

         IV. AVAILABILITY. Since the Insituform Process and the installation thereof is highly technical, its success in large part, is dependent upon quality materials made to exacting specifications and North America shall make available for purchase by Operator, Apparatus and Materials designated by and for North America as required properly to operate hereunder. Such Apparatus and Materials which are not covered by any of the Patent Rights or Copyrights hereof may be purchased from any source Operator desires. However, all such purchases by Operator will be subject to North America's approval of the quality and specifications thereof. North America may in its sole discretion improve, vary or otherwise upgrade the specifications and quality standards to which the Operator must abide.

         V. DISCLOSURE AND TRAINING. Promptly upon execution of this Agreement, Operator shall purchase the Apparatus and Materials required properly to operate hereunder, and North America thereupon shall fully disclose to Operator all Know-how, Patent Rights and Copyrights, if any, required in the practice of the methods of the Subject Matter, and shall train at least four (4) representatives of the Operator in the practice of the methods described above. Further, North America shall provide a continuing education program to the end that all lining of sewers, tunnels, pipelines and other passageways in accordance with the Subject Matter shall be effectively and efficiently performed and the resultant product of uniformly high quality. The content, extent, and frequency of the educational program shall be solely at the discretion of North America. At the request of Operator and subject to availability, North America will provide a technician experienced in the operation of the Subject Matter to assist the Operator and to render advice subject to payment by the Operator of all direct traveling and hotel expenses and a per diem rate which shall be agreed upon between the parties.

         VI. PRESERVATION OF SECRECY. As North America considers its know-how and technique to be a key element in the successful exploitation of the Insituform process, it insists that the Operator exert every reasonable effort to keep in strict secrecy the improvements therein, and modifications thereof disclosed to Operator by or on behalf of North America and all plans, drawings, specifications and other data and documents relating thereto and to the Subject Matter, except as may be necessary, and only to the extent necessary, to exercise its rights hereunder; and shall not reveal or communicate, or permit, or cause to be revealed or communicated, the same to any person, firm or corporation, except as above noted; and shall make diligent effort to see to it that its officers, employees, agents, sub-contractors, and all others under its direction or control to whom the same is communicated properly pursuant to the purposes of this Agreement fully observe and abide by such obligations of secrecy. Such Operator will sign the form of Non-Disclosure Agreement attached hereto as Schedule C contemporaneous with the execution of this Sub-license Agreement and will cause its officers, employees, agents, and others to execute such non-disclosure agreement.

         VII. STANDARDS AND INSPECTION. Operator shall maintain a high standard of quality in all products made with the practice of the methods of the Subject Matter and in all other products sold hereunder under the trademark "Insituform". Pursuant to the maintenance of such standards, North America may periodically inspect Operator's practice of the methods of the Subject Matter. Operator shall cooperate fully with North America in such inspections and shall promptly put in effect all suggested improvements in its practices of the methods of the Patent Rights made by North America which are economically practical and are reasonably calculated to result in an improved product and service. At all times Operator shall exert diligent effort to practice the methods and techniques in accordance with the best available technical information and advice received from North America for the general benefit of the Community within the specific territory.

         VIII.    IMPROVEMENTS AND MODIFICATIONS.

                  If during the term of this Agreement, the Operator or his employees, develop any improvements or modifications in the Subject Matter, all such information must be disclosed immediately to North America and will become the property of North America. North America is obliged to disseminate all such information and material to all of its licensees for their mutual benefit and the benefit of those they serve.

         IX.      ROYALTY.

         A. The Operator will pay to North America a gross Royalty equal to 8% of the invoiced price of all contracts for the installation of the Subject
Matter including preparatory and finishing work therefor carried out by the Operator in his or any other Territory, such invoiced price being calculated after adding back trade discounts and other preferences and deducting packaging and shipping charges and any applicable taxes, provided however that such price is invoiced at the going commercial rate and in the event that the Operator carries out installations in the Territory at other than a fair commercial price then for the purposes of calculation of royalty due in respect of such work, it will be assumed that the Operator performed such installations at the current market price.

                  Within 45 days after the end of each calendar quarter or portion thereof the Operator shall submit to North America full details of all work performed utilizing the Subject Matter during such calendar quarter, the total of amounts invoiced and a computation of the royalty due, such computation being accompanied by payment in full in favor of North America for the Royalties due.

         B.       Minimum Royalty Obligation

         During the year commencing twelve (12) months from the date hereof, Operator undertakes and agrees to pay North America a total royalty of not less than US $115,000. Should Operator fail to generate sufficient royalties as per Paragraph IX A above to achieve such minimum payment, he may contribute such additional amounts so as to meet the minimum set forth herein. In meeting the minimum royalty obligation hereunder, only royalties realized from work performed within the Operator's Territory will be included in such calculation. The Operator is further obligated, beginning twenty-four (24) months from the date hereof and continuing for each and every subsequent and successive twelve
(12) month period during the term of this agreement, to pay to North America, a total Royalty of not less than US $115,000 subject however, to increases or decreases of such amount as related to the Cost of Living Index as compiled by the U.S. Department of Labor for each 12 month period. Any such contribution due from the Operator to North America to meet the minimum set forth herein shall be made within 45 days after the end of each relevant 12 month period.

         C.       Non-Payment.

         Should Operator fail to pay the Royalties set forth in this Paragraph IX herein a timely manner, North America shall have the right pursuant to Paragraph XIV hereof, TERMINATION, to terminate its agreement with the Operator.

         X. RECORDS. Operator shall keep true and accurate records of all operations of the Subject Matter. Such records shall be adequate to permit North America to verify the accuracy of the Royalty Paragraph IX hereof and to perform inspection called for in Paragraph VII. Such records shall be open at reasonable times during regular business hours for inspection and copying by North America and its duly authorized agents and representatives. North America shall make such periodic inspection of the records as it may consider necessary, provided always that International, the owner of the Patent Rights sub-licensed hereunder, or North America may from time to time require a specific audit to be carried out on Operator's operations hereunder and in such event such audit shall be undertaken by North America with a representative of International in attendance if International so elects. Such audits shall be at the expense of the party requiring the audit unless the audit discloses a violation of this Agreement in which event the party requiring the audit shall be reimbursed the expenses of the audit by the party in violation.

         XI.      WARRANTY.

         By North America. North America represents and warrants that it is the exclusive licensee of International throughout the United States to the Patent Rights described on Exhibit A and fully entitled to enter into this Agreement. North America further represents and warrants that the Subject Matter can successfully line many types of sewers, tunnels, pipelines and other passageways when said methods are properly performed and that it will instruct Operator in such performance. Every reasonable precaution will be taken by North America in producing all Materials and Apparatus, compiling all data, and offering instructions in the methods of use of the Materials and Apparatus purchased from North America for operation hereunder to assure that they comply with North America's exacting standards and that the ultimate lining for sewers and other passageways maintains a high standard of quality. To the best of North America's knowledge, all information given will be correct and the Materials and Apparatus are believed by North America to be adequately suited to the purposes intended. However, it is impossible to anticipate every possible variation in the manner of use or the conditions under which the Operator will apply the Materials, Apparatus, Know-how, data, and methods and North America makes no warranty as to the results which the Operator will attain, and shall under no circumstances be held responsible for any such results that occur as a consequence of a departure from the instructions provided or from negligence or malfeasance on the part of Operator except as may be contained in the specific written warranty provided by North America with regard to any materials furnished by North America. North America makes no representation nor warranty as to the validity of any of the Patent Rights hereof, other than that it has no knowledge of any basis on which any of the issued patents is invalid; no representation nor warranty that performance in accordance with this Agreement will not infringe any existing or subsequently issued or pending patent, other than that it has no knowledge of the existence of any such patent, and no representation nor warranty that "Insituform" is available for use as a tradename, trademark, and/or certificate mark in the United States other than it believes it to be. Further, North America shall not be held responsible for use by the Operator of any such Materials, Apparatus, Know-how, data or method in such a manner as to infringe any patent, trademark or copyright owned by another. North America agrees not to sell its Materials or Apparatus hereof below its cost in violation of any applicable provision of any antitrust or unfair trade practice statute and to charge all Sub-Licensees of the Patent Rights Royalties according to the same scale or formula.

         By Operator. Operator agrees to indemnify, defend and hold North America harmless from any and all claims for bodily injury including death, personal injury and damage to property of Operator, North America and/or others, which arise from the alleged negligence or malfeasance of Operator or from the existence or use of Materials and/or Apparatus acquired from sources other than North America or which are produced by Operator.

         The Operator also agrees at its expense to procure a policy or policies of insurance from an insurance company or companies satisfactory to North America, providing coverage for the operations of the Operator, including product and completed operations, with minimum limits of Two Million Dollars ($2,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual aggregate for injury to persons and Two Million Dollars ($2,000,000.00) annual aggregate for damage to property. The operator also agrees to have North America named as an additional named insured under the above described policy or policies and to cause North America to be furnished with a Certificate of such insurance which shall contain a requirement that North America be notified thirty (30) days prior to any cancellation or any reduction in coverage or limits. The insurance required above shall commence prior to the time the Operator commences operations under this Sub-License Agreement and shall continue in force throughout the life of the Sub-License Agreement until it expires or is terminated.

         XII. DILIGENCE. Operator understands that the Subject Matter has been designed to meet the growing needs of Community and Commerce within his exclusive Territory and his license has been specifically granted on the understanding that he will use all reasonable endeavors to create a demand within the Territory for the Insituform products, and shall fill such demand all as good businesslike conduct requires. It is specifically understood and agreed that nothing herein provided shall be construed as requiring Operator to operate in accordance with any designated marketing plan or system which, except for the maintenance of high standards of quality, the exercise of diligence and the performance in accordance with the terms and conditions hereof, are left to the determination of Operator.

         XIII. TERM. The Term of this Agreement shall commence on the date first above written and shall continue for the life of the last to expire of the patents or the Patent Rights including any improvements or modifications thereto extending such life, unless sooner terminated as hereinafter provided.

         XIV.     TERMINATION.

         A. By Operator. The Operator may terminate this Agreement at any time by service of written notice to such effect on North America two (2) calendar quarters in advance of the effective date thereof and by complying with the applicable terms and conditions of Paragraph XIII C hereof. During such period after notice but prior to actual termination, Operator shall not bid or accept any additional jobs without the written consent of North America.

         B. By North America. In the event Operator becomes insolvent such that his liabilities exceed his assets or files a petition in bankruptcy, or commits an act of bankruptcy, or a receiver is appointed for Operator, or in the event Operator breaches any material term or condition of this Agreement and fails to correct the same within fifteen (15) days following written notice thereof by North America, or once having been notified and having corrected such a breach repeats the same North America may then at its sole option, declare the agreement terminated immediately. Further, in the event Operator fails to provide computations of royalty or stops paying royalty within fifteen (15) days of when due or Operator fails to meet his minimum royalty obligation in accordance with Paragraph VIII hereof, North America may terminate this Agreement at any time by service of written notice of termination hereof on Operator a calendar quarter in advance of the effective date hereof.

         C. Consequences. Upon termination of this Agreement by either of the parties hereto, Operator shall immediately pay North America all Royalties then due from it; terminate all use by it of the word "Insituform" as a tradename, trademark, and certification mark; avoid all subsequent use of all tradenames, trademarks, and certification marks likely to be confused with "Insituform" as well as all stationery, invoices, signs or other visual devices displaying or otherwise associated with "Insituform"; terminate all use of the methods, as well as the manufacture, use and sale of the products of the Patent Rights, Copyrights, and Know-how; and assign to North America free of charge all claims to and any and all rights arising from the use of "Insituform", or combination involving "Insituform", in the specific Territory, and return to North America all materials, instruction manuals, devices and other apparatus. Operator herein agrees to abide by all of the terms and conditions of the non-disclosure agreement despite the termination of the license agreement.

         XV. NOTICES. Any notice required or permitted to be given or served upon either party hereto pursuant to this Agreement shall be sufficiently given or served if sent to such party by certified mail, postage prepaid addressed to such party as set forth below or by telex, or to such other address as it shall designate by written notice to the other party, as follows:

In case of notice to North America:

c/o Schulman Berlin & Davis
Professional Corporation
555 Madison Avenue
New York, New York 10022

In case of Notice to Operator:
Insituform East, Inc.
c/o Sadur and Pellano
2000 L Street NW
Washington DC

         XVI. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns with the specific understanding that the Operator shall not assign this Agreement without written permission of North America except to a wholly owned subsidiary and on the express condition that the assignor guarantee the performance of its assignee hereto strictly in accordance with the terms and provisions hereof.

         XVII. EXCLUSIVE LICENSE. North America has herein granted an exclusive license to the Operator together with its Know-how, technical experience and training program for the exploitation of the Insituform process within and throughout the defined Territory. If, despite North America's best efforts to maintain the exclusivity of its licenses and defend its Patent, Trademark and Copyright protections, should such exclusivity and/or protections should be terminated for any reason whatsoever, the Operator hereunder is nevertheless obligated to comply in full with each and every term and condition of this agreement including, but not limited to the payment of Royalties to North America and the maintenance of high standards of quality and service.

         XIX. EXCLUSIONS. In the event that any one or more of the provisions of this Agreement is, or are, held to be invalid it is agreed between the parties that if legally practical said provision or provisions shall be considered never to have been contained herein and the Agreement shall otherwise continue in force and effect.

         XX. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the Subject Matter hereof and supersedes all prior oral and written understandings and agreements between the parties hereto concerning the Subject Matter. The provisions of this Agreement shall not be waived, modified or amended, except by a subsequent writing signed by both parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


INSITUFORM OF NORTH AMERICA, INC.               OPERATOR

By /s/ Paul A. Church                           By /s/ Arthur G. Lang III

                                   SCHEDULE A
                                    TERRITORY

                                STATE OF MARYLAND
                                STATE OF VIRGINIA
                              DISTRICT OF COLUMBIA

                                   SCHEDULE B

                              UNITED STATES PATENT
                                   #4,064,211